Exhibit 15.1
   April 20, 1999

   Stratus Properties Inc.
   98 San Jacinto Blvd.
   Austin, TX  78701

   Gentlemen:

   We are aware that Stratus Properties Inc. has incorporated by reference in its Registration Statements (File Nos. 33-78798, 333-31059 and 333-52995) its Form 10-Q for the quarter ended March 31, 1999, which includes our report dated April 20, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


   Very truly yours,

   /s/ Arthur Andersen LLP